Exhibit 10.25

HURON CONSULTING GROUP INC.

DIRECTORS’ COMPENSATION FOR 2005 SUMMARY SHEET

ANNUAL BOARD RETAINER[1]	$20,000

(Paid in 5 installments)

ANNUAL COMMITTEE CHAIRMANSHIP RETAINER[1]
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$7,500

(Paid in 5 installments)

BOARD MEETING FEE	$1,000

COMMITTEE MEETING FEE	$1,000

[1]	Annual retainers are prorated to reflect the portion of the year that the Director serves on the Board.